LEASE AGREEMENT FOR A COMMERCIAL PROPERTY

SERVING AS A HOTEL FACILITY

WITH APPLICATION OF VAT

With this Private Agreement, having full legal effect between:

1.	RIPA HOTEL & RESORT SRL, a company with registered office in Rome, Viale Bruno Buozzi 83 (having tax code /VAT No. 09838171008 ) in the person of its legal representative, Mr. Federico Colizzi, hereinafter also referred to as the “lessee”

AND

2.	KU HOTELS SRL, a company with registered office in Rome, Via Luigi Gianniti 21 (having tax code /VAT No. 10260231005) in the person of its legal representative, Mrs Martina Tarroni, hereinafter also referred to as the “tenant”

Whereas

RIPA HOTEL & RESORT SRL holds possession of the leased property with all the related rights, including the right to lease it, pursuant to the lease agreement No. IF/1003323 entered into on 18/04/2008 with former LOCAT SPA, now UNICREDIT LEASING SPA, which currently owns the property, such lease agreement being understood to be cited in full and approved herein.

Now, therefore, the lessee company RIPA HOTEL & RESORT SRL leases to the tenant company KU HOTELS SRL.

the property described below:

The entire building (category D/2) meant for hotel use, located in Rome, Via degli Orti di Trastevere 3, comprised of 9 (nine) floors above ground for a total surface of approximately 17,000 covered square meters, identified in Rome‘s Land Registry under sheet 449, parcel 204, sub. 200.

Under the terms and conditions indicated below

1)           the lease has a duration of nine years as of 04/01/2013 and shall therefore end on 03/01/2022; the parties expressly agree:

a.           to forfeit the right to terminate the agreement upon the first nine-year expiry date, therefore the agreement is hereby intended to be renewed for a further nine years.

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b.           Upon expiry of such renewal period, the lease shall be deemed to be renewed for a further nine years and so on, unless termination is officially notified by the Lessee to the Tenant by way of a registered letter at least 18 (eighteen) months prior to the expiry date.

c.           Upon expiry of the lease the Tenant shall not be entitled to any compensation for any reason, in line with the provisions of Articles 34, 35, 37 and subsequent articles of Law 392/78.

2)           the Tenant may withdraw from this agreement after the first nine years have elapsed by notifying the Lessee by way of a registered letter with at least 12 (twelve) months' notice.

3)           The Tenant may not sub-lease property unit or grant use of the same, in whole or in part, without the express approval of the Lessee, under penalty of legal termination of this agreement.

4)           The lease price is established as follows :

•	For the 2013-2014 two-year period: 1,800,000.00 (one million, eight hundred thousand/00) Euros plus VAT.

•	For the 2015-2016 two-year period: 2,000,000.00 (two million/00) Euros plus VAT.

•	As of 04/01/2017: 2,400,000.00 (two millions, four hundred thousand/00) Euros plus VAT.

The aforementioned annual lease fee is payable by equal monthly installments paid in advance and credited via bank transfer to the following bank account in the name of the Lessee:

•	BANCA POPOLARE EMILIA ROMAGNA - Agenzia A Roma, IBAN IT69 X053 8703 2010 0000 1680 457

5)           Pursuant to Art. 32 of Law 392/78, the parties agree that the lease fee shall be updated every year as of 04/01/2018 with no need for a prior request on the part of the Lessee and adjusted according to 75% of the variations of the consumer price index for families of manual workers and employees, according to ISTAT surveys.

6)           The Tenant may not delay payment of the lease fee and accessory charges in any way beyond the terms as set by laws and provisions in force and may not undertake legal action or file claims if installments are in arrears.

7)           The premises are only granted for hotel use and related activities; sub-lease and transfer, in whole or in part, are prohibited, without prior written consent of the Lessee.

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8)           The Tenant declares it fulfills the necessary requirements to carry out the business activity at issue and that denial of any authorizations or licenses required by the laws and regulations in force to the purposes of carrying out the business activity is not a reason for withdrawal. To this purpose, the Lessee declares that the property fulfills the construction and town-planning regulations in force.

9)           The Tenant declares it knows the premises subject of this agreement and considers them fit for use, in good state of repair and free from defects that may affect the good conduct of business and the health of those working within the premises.

10)          The Tenant undertakes to return the aforementioned premises upon expiry of the agreement in the same state of preservation they currently have, except for usual wear and tear of time. Any addition that cannot be removed at any time without damaging the premises and any other innovation may not be made by the Tenant without the Owner’s prior written consent. The Tenant shall bear the costs of minor maintenance interventions, expressly those concerning water, gas and electricity systems and bathroom fixtures, keys and locks, hinges in fixtures, wall, ceiling and fixture surfaces, floorings.

11)          The Tenant undertakes to pay the Lessee 150,000.00 (one hundred and fifty thousand/00) Euros as a guarantee of the timely fulfillment of the obligations undertaken; such amount shall be set aside as a deposit in compliance with the laws and regulations in force and shall be released after the leased premises have been regularly returned. Upon request of either Party, the deposit may be increased or decreased in proportion to the variation of the lease fee and shall be reconstituted in the event it is used.

12)          The Tenant releases and holds harmless the Lessee of any liability from and against any direct or indirect damages deriving from actions or omissions of third parties; as a further guarantee the Tenants undertakes to take out a suitable insurance policy in order to cover for any damage caused to the leased property and to goods and persons.

13)          The Tenant undertakes to comply and ensure its employees comply with the rules of good neighbourly and civil conduct.

14)          The Lessee is hereby released of any responsibility in the event the services are interrupted for any reason beyond its control.

15)          The Tenant shall also bear the cost of any and all accessory charges including, but not limited to, utilities, waste collection, heating, occupation of public spaces and areas and signs.

16)          Any violation on the part of the Tenant, of any covenant of this agreement shall result, ipso jure, in the termination of the agreement.

17)          This agreement is subject to VAT, pursuant to Law 633/72.

18)          Any expenses related to this agreement shall be equally borne by the Parties.

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Read, approved and undersigned.

Rome, 3-10-2013 (March 10, 2013)

The Lessee	The Tenant

RIPA HOTEL & RESORT SRL	KU HOTELS SRL
/s/ Federico Colizzi	/s/ Martina Tarroni

To the effects of Articles 1341 and 1342 of the Italian Civil Code, points 1 (letters a, b and c) 3, 5 and 8 are specifically approved.

The Lessee	The Tenant

RIPA HOTEL & RESORT SRL	KU HOTELS SRL
/s/ Federico Colizzi	/s/Martina Tarroni

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